UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 1, 2014

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Lagoon Drive, 4th Floor

Redwood City, California 94065

(650) 598-6000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities

On May 1, 2014, Equinix, Inc. (the “Company”) entered into note exchange agreements (the “Exchange Agreements”) with certain holders (the “Holders”) of the Company’s 4.75% Convertible Subordinated Notes (the “Notes”) pursuant to which such Holders agreed to exchange in the aggregate approximately $71.3 million of their Notes to the Company in exchange for (i) an aggregate of 845,040 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (ii) approximately $7.3 million in cash (the “Exchanges”). The Exchanges will result in a net present value benefit to the Company and are expected to occur on May 2, 2014, subject to customary closing conditions. As a result of these Exchanges, and the exchange of approximately $98.9 million of Notes previously disclosed on a Form 8-K filed April 24, 2014, the Company expects to recognize a loss on debt extinguishment of approximately $38 million in the second quarter of 2014.

The issuance of the Common Stock is being made in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Equinix, Inc.

May 2, 2014	By:	/s/ Keith D. Taylor
		Name:	Keith D. Taylor
		Title:	Chief Financial Officer